Exhibit 99.1

Barnes Group Inc.

Corporate Office

Bristol, CT 06010

Tel: (860) 583-7070

Brian D. Koppy
Investor Relations
(860) 973-2126

Stephen J. McKelvey
Corporate Communications
(860) 973-2132

BARNES GROUP INC. NAMES PATRICK J. DEMPSEY

PRESIDENT, BARNES DISTRIBUTION

Bristol, Connecticut, October 5, 2007—Barnes Group Inc. (NYSE: B) today announced that it has named Patrick J. Dempsey, 43, President, Barnes Distribution, a business segment of Barnes Group Inc. Mr. Dempsey, a Vice President of Barnes Group Inc., will succeed Idelle K. Wolf, 55, who is retiring. To assure a smooth management transition, Mr. Dempsey will assume his new position immediately.

“Patrick is an outstanding leader who has consistently demonstrated his ability to manage a wide range of operations and deliver record-setting results,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc. “Barnes Distribution will continue its efforts in enhancing profit levels and maintaining its commitment to superior customer service while continuing its intense focus on Project Catalyst.”

Patrick Dempsey joined Barnes Group in 2000 as President of Barnes Aerospace’s Windsor Airmotive Division, its worldwide maintenance and repair operation. In 2003, Mr. Dempsey was named Group Vice President, Operations of Barnes Aerospace. In 2004, the Board of Directors appointed him President, Barnes Aerospace and a Vice President, Barnes Group Inc.

Mr. Dempsey has a Bachelor of Engineering Technology degree from the University of Limerick and a Master of Business Administration degree from the University of Michigan.

Mr. Milzcik will serve as acting President of Barnes Aerospace until Mr. Dempsey’s replacement is identified. “Patrick has established a talented organization that is committed to delivering continued growth at Barnes Aerospace,” said Mr. Milzcik.

“I want to take this opportunity to thank Idelle for her role in leading Barnes Distribution and her contributions to Barnes Group during her seven-year tenure,” said Mr. Milzcik. Ms. Wolf joined Barnes Distribution in 2000 as Executive Vice President and Chief Operating Officer, and a Vice President of Barnes Group Inc. She was appointed President, Barnes Distribution North America, and, most recently was named President, Barnes Distribution in 2005.

In addition, the Company expects that third quarter 2007 diluted earnings per share will be slightly better than the Thomson/First Call mean estimate of $0.43 per diluted share. Additional details will be provided with the Company’s third quarter 2007 earnings press release and conference call scheduled for November 2.

Barnes Group Inc. / 2

Celebrating its 150th anniversary in 2007, Barnes Group Inc. (NYSE:B) is an international aerospace and industrial components manufacturer and full-service distribution company focused on achieving consistent, sustainable and predictable results. Founded in 1857, Barnes Group consists of three businesses: Barnes Aerospace, Barnes Distribution and Barnes Industrial. Nearly 6,500 dedicated employees at more than 65 locations worldwide contribute to Barnes Group Inc.’s success. For more information, visit www.barnesgroupinc.com.

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